EXHIBIT 10.5

                          LIMITED PARTNERSHIP AGREEMENT
                                       OF
                           HOPS OF SOUTH FLORIDA, LTD.
                                  (FIRST TIER)

      This LIMITED PARTNERSHIP AGREEMENT ("Agreement") is entered into and effective as of the filing of the Certificate of Limited Partnership of Hops of South Florida, Ltd., with the Secretary of State of the State of Florida by and among: Hops of South Florida, Inc., a Florida corporation, as General Partner (hereinafter the "General Partner"), and Hops Partners, Inc., a Florida corporation (hereinafter "HPI"), Toomy CLN, Inc., a Florida corporation (hereinafter "TC"), and Kevin Torrey, an individual (hereinafter "Torrey"), as Limited Partners (HPI, TN, and Torrey are hereinafter referred to individually as a "Limited Partner" and collectively as the "Limited Partners"). The General Partner and the Limited Partners may sometimes be hereinafter referred to as the "Partners."

                              W I T N E S S E T H:

      WHEREAS, the Partners desire to form a limited partnership under the laws of the State of Florida for the purpose of owning and operating one or more restaurants under the Hops System (as described herein) in the "Territory" described in the South Florida Development Option Agreement between Hops Grill & Bar, Inc. ("Hops"), Kevin Toomy, an individual ("Toomy"), and TC of even date herewith (the "Development Option Agreement").

      NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound thereby, agree as set forth herein.


SECTION 1.  ORGANIZATION OF THE LIMITED PARTNERSHIP.

      (a) FORMATION. The Partners hereby form a limited partnership (hereinafter the "Partnership") under the Florida Revised Uniform Limited Partnership Act, which Act, except as otherwise provided herein, shall govern the rights and obligations of the parties hereto.

      (b) NAME. The Partnership name shall be, and the business of the Partnership shall be conducted under the name, "Hops of South Florida, Ltd."

      (c) PRINCIPAL ADDRESS. The principal office address of the Partnership in Florida, unless changed by the General Partner upon notice to the Limited Partners, shall be c/o Hops of South Florida, Inc., 3030 North Rocky Point Drive West, Suite 650, Tampa, Florida 33607.

      (d) PURPOSE AND CHARACTER OF THE BUSINESS OF THE PARTNERSHIP. The purpose and character of the business of the Partnership shall be:

          (i) to own the majority equity ownership, directly or indirectly, of one or more restaurants that feature a microbrewery under the Hops System (together with any and all other directly or indirectly related business) within the Territory and to exercise majority equity control of each such restaurant that features a microbrewery (hereinafter the "Business"); and

          (ii) to undertake and carry on all activities necessary or advisable in connection with the operations and management of the Business, all upon such terms and


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                conditions as the General Partner may deem to be in the best interest of the Partnership subject to the limitations provided herein.

      (e) TERM. The Partnership shall commence as of the date of the filing of the Certificate of Limited Partnership after the execution of the Partnership Agreement by all the Partners and shall continue for a period ending on the earliest to occur of the following:

          (i)   December 31, 2046;

          (ii) The date on which substantially all of the property owned by the Partnership is sold or otherwise disposed of and the proceeds distributed in accordance with the provisions hereof;

          (iii) The date on which the Partnership is dissolved pursuant to the provisions hereof; or

          (iv) The date on which the Partnership is dissolved by operation of law or judicial decree.


SECTION 2.  CAPITAL OF THE PARTNERSHIP.

      (a)  GENERAL PARTNER.

          (i) The General Partner and its address are set forth in Exhibit 2(a) hereto.

          (ii) The General Partner has made or shall immediately make Capital Contributions to the Partnership as set forth opposite its name on Exhibit 2(a) hereto. The General Partner shall NOT have the right to withdraw or reduce its contribution to capital except upon dissolution or as otherwise provided in this Agreement or by law.

      (b)  LIMITED PARTNERS.

          (i)   The Limited Partners and their addresses are set forth in
                Exhibit 2(a) hereto.

          (ii) The Limited Partners shall immediately make, or have already made, Capital Contributions to the Partnership in the amounts set forth opposite their respective names in Exhibit 2(a) hereto. The Limited Partners shall NOT have the right to withdraw or reduce their respective contributions to capital except upon dissolution or as otherwise provided in this Agreement or by law.

      (c)  CAPITAL ACCOUNTS.

          (i) CAPITAL ACCOUNT BALANCES. The initial balance in each Partner's Capital Account shall be equal to the Capital Contributions made by such Partner.


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          (ii)  Each Partner's Capital Account shall be increased by:

                (A) the amount of cash and the Book Value of any property subsequently CONTRIBUTED to the Partnership by such Partner (net of liabilities secured by such contributed property which the Partnership is considered to assume or take subject to under Code Section 752); and

                (B)  such Partner's allocated share of Profits; and

                (C) any items of income or gain of the Partnership specially allocated to such Partner.

          (iii) Each Partner's Capital Account shall be decreased by:

                (A) the amount of cash and the Book Value of any property DISTRIBUTED to such Partner (net of liabilities secured by such distributed property which the distributee Partner is considered to assume or take subject to under Code Section
                     752), and

                (B)  such Partner's share of Losses, and

                (C) any items of deduction, loss or deduction specially allocated to such Partner.

      (d)  REPAYMENT OF CAPITAL ACCOUNTS AND INTEREST THEREON.

          (i)   Each Partner shall NOT accrue interest on its Capital Account.

          (ii) Under circumstances involving a return of any Capital Contribution, no Partner shall have the right to receive property other than cash, except as may be otherwise specified by the General Partner.


SECTION 3.  PROFITS, LOSSES.

      (a)  SHARING OF LOSSES.  The Partners shall share Losses as follows:

          (i) First, to each of the Partners proportionately to the extent of their respective Positive Capital Account(s), if any, until such are reduced to zero;

          (ii) Second, to each of the Partners based on their percentage sharing of losses as described on Exhibit 2(a) hereto (or as such percentages are changed pursuant to the terms hereof).

      (b)  SHARING OF PROFITS.  The Partners shall share Profits as follows:

          (i) First, to the General Partner and Limited Partners in proportion to their respective Negative Capital Account(s), if any, until such are equal to zero.


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          (ii)  Second, to each of the Partners based upon their percentage sharing of profits as described on Exhibit 2(a) (or as such percentages are changed pursuant to the terms hereof).


SECTION 4.  REQUIRED LOANS.

      (a)  REQUIRED LOANS.

          (i) In addition to the initial Capital Contributions of the Partners as provided in Section 2 above, during the period commencing with the date of this Agreement and ending on the twentieth
                (20th) anniversary of such date, each of the Partners, except Torrey, agrees to loan or cause to be loaned to the Partnership, on an as needed basis, amounts required for the operation and business activities of the Partnership ("Required Loans"); provided, the total principal amount of all such Required Loans shall not exceed in the aggregate U.S. $200,000 per restaurant owned, in the majority, directly or indirectly by the Partnership. All Required Loans shall be apportioned between the Partners, except Torrey (whose apportioned share of the Required Loans shall be provided by HPI), on a pro rata basis, based upon their then current sharing of Profits.

          (ii) The Required Loans shall be in the nature of revolving lines of credit to the Partnership to be advanced against a non-negotiable promissory note of the Partnership to each respective Partner. Each such advance shall bear interest from the date advanced until repaid at the Prime Rate and all principal and any accrued but unpaid interest not paid pursuant to Section 6(a)(iii)(B) hereof, shall become finally due and payable, if not sooner paid pursuant to Section 6(a)(iii)(B) hereof, at the end of the twentieth (20th) year of the term of this Agreement. Upon the expiration of the twentieth (20th) anniversary of the term of this Agreement (whether or not the Agreement is renewed), none of the Partners shall have further obligations to make further Required Loans to the Partnership. Accrued interest upon outstanding advances under the Required Loans, if any, shall be due and payable on a quarterly basis with both principal and interest to be prepaid from Cash Flow from Operations.

          (iii) The aforesaid Required Loans shall be made to the Partnership upon calls made by the General Partner. Upon the issuance of a call for Required Loans each Partner, except Torrey (whose apportioned share of the Required Loans shall be provided by
                HPI), shall proportionately make such Required Loans within five
                (5) business days after receipt of the notice of such call.

      (b)  [REMOVED AND RESERVED.]


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SECTION 5.  ADDITIONAL CAPITAL CONTRIBUTIONS AND LOANS.

      (a) ADDITIONAL RESTAURANTS. If the Partnership shall develop and operate more than one restaurant as contemplated by the Development Option Agreement, the Partners, except Torrey (whose additional capital contributions shall be governed by the terms of the Employment Agreement by and among the Partnership, the General Partner and Torrey), shall proportionately contribute such additional capital to the Partnership as shall be deemed necessary by the General Partner, consistent with the terms of the Development Option Agreement, when requested to do so by the General Partner. In the event Toomy (or TC) shall elect not to participate in any "Additional Restaurant" (as that term is defined in the Development Option Agreement) pursuant to the terms of the Development Option Agreement, such election shall not be considered to be a default under this Agreement and such Additional Restaurant (and Future Additional Restaurants) will be developed outside of the Partnership as described in the Development Option Agreement.

      (b)  ADDITIONAL FUNDING.

          (i) If additional funds, over and above: (x) the initial Capital Contributions of the Partners, (y) Capital Contributions required for additional restaurants as described in Section 5(a) above, and (z) any other required Capital Contributions or any Required Loans from any Partner, should become necessary, then the General Partner shall take the following actions:

                (A) Review the need for funding and verify that additional funds are definitely required;

                (B) Utilize any existing and available contingency financing line to fund the requirement;

                (C) Review the project requirements and determine if aspects of the project can be revised, reduced, modified, etc.; and

                (D) Consider the existing financing and ascertain feasibility of expanding the available financing, refinancing, etc. to fund the requirement;

          (ii) Upon the accomplishment of the foregoing and if such actions do not, in the judgment of the General Partner, result in elimination of the need for additional funding, then the General Partner may, in its sole discretion, demand that the Partners, except for Torrey (whose proportionate share of a Special Contribution (as defined herein) shall be provided by HPI), in proportion with their sharing of Profits, contribute additional capital (a "Special Contribution") or make additional loans ("Additional Loans") to the Partnership. Such demand shall be in the form of verbal or written notice ("Notice") to the Partners specifying the amount of additional funds that are needed and whether such additional funds should be contributed to the Partnership as a Special Contribution or Additional Loans. No creditor of the Partnership shall have any right to force the General Partner to send a Notice.

          (iii) Upon receipt of the Notice, each Partner, except Torrey (whose proportionate share of a Special Contribution (as defined herein) shall be provided by HPI), in proportion with its then sharing of Profits, SHALL as expeditiously as possible and

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                without a delay which will harm the Partnership (and in any event within ten (10) days of the Notice), make such Special Contribution or Additional Loan as required by the Notice in proportion to each Partner's sharing in the Profits of the Partnership. With the consent of the General Partner, the Special Contributions or Additional Loans may be in a series made as and when the funds become necessary, e.g. monthly to fund operating shortfalls.

          (iv) In the event that any Additional Loan is made to the Partnership, the provisions of Section 4(a) above will govern the interest rate of such loan and such Additional Loan(s) shall be repaid to the Partner(s) from the distributions of the Partnership in accordance with the priorities set forth in
                Section 6 hereof.

          (v) In addition to the above, any Partner may, at any time, at the request of the General Partner make voluntary Additional Loans to the Partnership which will, for all purposes, be treated as Additional Loans made pursuant to a Notice given by the General Partner pursuant to Section 5(b)(ii) above.

      (c)  DEFAULT IN PAYMENT TO PARTNERSHIP BY PARTNER.

          (i) If at any time any Partner shall breach this Agreement by failing to make its respective Required Loans, Additional Loans or Special Contributions pursuant to the call provisions of
                Section 4 or Section 5 (hereinafter referred to as a "Non-Contributing Partner"), such Non-Contributing Partner shall be considered in breach of this Agreement and (without otherwise limiting any other remedies which the other Partners may have against such Non-Contributing Partner) the other Partners, except Torrey, shall have the right (but not the obligation) to make an excess contribution ("Excess Contribution") to the Partnership to cover such unpaid Required Loans, Additional Loans or Special Contributions of the Non-Contributing Partner.

          (ii) In the event that a Partner makes an Excess Contribution, such Excess Contribution shall be deemed to be a loan ("Excess Loan") to the NonContributing Partner by virtue of whose breach of this Agreement such Excess Contribution was required. The Excess Loan shall bear interest at a rate equal to the lesser of (a) the maximum rate permitted under applicable law or (b) the greater of (i) the Prime Rate plus two percent (2%) or (ii) ten percent (10%) per annum, and shall be due and payable upon demand and shall be secured by a lien and security interest upon any distributions to be made to the Non-Contributing Partner pursuant to this Limited Partnership Agreement. The Excess Loan shall be an obligation of such Non-Contributing Partner and, if not sooner paid by such Non-Contributing Partner, shall be due and payable out of the first available distributions to be made to the Non-Contributing Partner by the Partnership, with the application of payments thereof to principal and/or interest being at the sole discretion of the payee thereof. To the extent of any payments of Excess Loans directly by the Partnership to any Partner who made an Excess Contribution, such Partner who made the Excess Contribution shall subrogate all rights which such Partner had against the Non-Contributing Partner to the Partnership. Any interest on Excess Loans paid by the Partnership shall be charged solely to the capital account of the Non-Contributing Partner who occasioned any such Excess Loan.

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          (iii) Without limiting any other remedies set forth herein or at law, if any Excess Loan is not repaid in full by such Non-Contributing Partner within one hundred twenty (120) days after the same has been advanced on its behalf, then the proportionate share of Partnership Profits and Losses of such Non-Contributing Partner shall (at the option of the Partner who is owed any such Excess Loan) be reduced and the proportionate share of Partnership Profits and Losses of the Partner making any such Excess Loan shall be increased as follows: The unpaid balance (including principal and accrued interest) of any such Excess Loan shall be divided by a sum equal to (a) the aggregate amount of all Capital Contributions theretofore made to the Partnership by the Partners (excluding any such contributions deemed to have been made on account of any such Excess Loan), plus (b) the unpaid balance of accrued interest and principal of any such Excess Loan, less (c) all withdrawals of capital to all Partners, in the aggregate. The quotient thus obtained shall be multiplied by one hundred percent (100%). The resulting percentage amount will then be subtracted from such Non-Contributing Partner's then existing proportionate share of Partnership Profits and Losses (provided same shall not be reduced below zero) and an equivalent amount shall be added to the respective proportionate share of Partnership Profits and Losses of the Partner who made any such Excess Loan. Immediately following such adjustment in the proportionate share of Partnership Profits and Losses of the Partners, it shall be deemed that the unpaid balance (including principal and accrued interest) of any such Excess Loan shall have been converted into an additional Capital Contribution by the Partner making such Excess Loan and a Capital Contribution withdrawal by the NonContributing Partner and the Capital Accounts of the Partners shall be adjusted accordingly, and the Non-Contributing Partner shall have no further liability to repay such Excess Loan.


SECTION 6.  DISTRIBUTIONS.

      (a)  CASH FLOW FROM OPERATIONS DISTRIBUTIONS.

          (i) CASH FLOW FROM OPERATIONS TAX EFFECT. Notwithstanding anything herein to the contrary, in the event that any Partner receives an allocation of income, gain, etc. as shown on the K-1 form or other federal income tax reporting forms of similar nature prepared by or on behalf of the Partnership which requires such Partner or its respective partners or shareholders or ultimate owners to make a payment in cash to the United States Internal Revenue Service by reason of the items of allocation from the Partnership, then the Partnership shall distribute cash, to or on behalf of such Partner, at least equal to the actual tax obligation (I.E., the required IRS cash payment) of such Partner by reason of his/its status as a Partner of the Partnership, less amounts distributed to such Partners pursuant to this
                Section 6 during the past twelve months, if any, and such distribution shall occur prior to the time when the returns with the required cash payment are due. Any such payments by the Partnership required by this Section 6(a)(i) will be treated as a distribution of Cash Flow from Operations as provided in
                Section 6(a)(ii) below and shall reduce any amount otherwise payable. If there is no current entitlement then the taxes payment would be an advance against future distributions of Cash Flow from Operations.

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          (ii)  DISTRIBUTION OF CASH FLOW FROM OPERATIONS. Distributions of Cash
                Flow from Operations may be made from time to time in the discretion of the General Partner, in the following order of priority:

                (A) First, the General Partner shall have the right to distribute monthly to Torrey up to ten percent (10%) of the monthly net profits of the Partnership (as described in the Employment Agreement between Torrey, the Partnership, the General Partner and HPI) as determined by the internal accountants of the Partnership, with such distributions to be an advance against the proportional distributions to which Torrey is otherwise entitled from time to time;

                (B) Second, before any further distribution of Cash Flow from Operations, the Partnership shall pay in full any Additional Loans, Excess Loans and Required Loans as defined herein;

                (C) Third, Cash Flow from Operations shall then be distributed to the General Partner and Limited Partners proportional in relation to their net Positive Capital Accounts until reduced to zero;

                (D) Fourth, Cash Flow from Operations shall then be distributed to the Partners based upon their then percentage sharing of profits as described on Exhibit 2(a) (or as such percentages are changed pursuant to the terms hereof).

      (b) DISTRIBUTION OF CAPITAL. The General Partner may at anytime proportionately return to the Partners all or any portion of their respective Capital Contributions, subject to the limitations provided in the Act.


SECTION 7.  CERTAIN RIGHTS AND LIMITATIONS OF THE LIMITED PARTNERS.

      (a)  NO PARTICIPATION IN THE MANAGEMENT OF PARTNERSHIP BUSINESS.

          (i) Except as specifically provided herein, the Limited Partners, AS LIMITED PARTNERS, shall not take part in, or interfere in any manner with, the conduct or control of the Partnership business and the Limited Partners shall not have any right or authority to act for or bind the Partnership, AND THE LIMITED PARTNERS SHALL THEREFORE HAVE NO PERSONAL LIABILITY FOR THE OBLIGATIONS OR LIABILITIES OF THE PARTNERSHIP SOLEY BY REASON OF THEIR STATUS AS PARTNERS OF THE PARTNERSHIP. Any individual Limited Partner (or employee, partner, shareholder, officer or director of a Limited Partner) may be an employee, officer and/or director of the General Partner and accomplish any duties as such employee, executive or director in his representative corporate capacity and not as a limited partner or as an individual.

          (ii) During the term of this Partnership Agreement neither Toomy nor TC (or any other affiliate of Toomy) shall in any way engage in or own an interest in any other business venture of any nature which might be competitive with the business of the Partnership. The Partnership and/or the General Partner may engage any Limited Partner or persons or firms associated with them for specific

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                purposes and may otherwise deal with such Limited Partner or persons in firms associated with them on terms and for compensation to be agreed upon by any such Limited Partner (or persons or firms associated with them, as the case may be) and the Partnership or the General Partner, as the case may be.

          (iii) EACH Limited Partner, except Torrey, MUST CONSENT to the following matters (which are specifically excluded from the powers of the General Partner):

                (A)  the dissolution and winding-up of the Partnership;

                (B) a change in the basic nature of the Business of the Partnership;

                (C)  the admission, removal or retention of a new General
                     Partner;

                (D)  an amendment to this Partnership Agreement.

                All other matters are under the exclusive discretion of the General Partner.

      (b) EXERCISE OF RIGHTS, POWERS AND DUTIES. If a vote of the Partnership is required in the exercise of rights, powers and duties hereunder, each of the General Partner and the Limited Partners shall have one (1) vote for each percentage of interest in Profits owned by such Partner on all issues, questions, matters and decisions with respect to the Partnership to the extent not resolved by the provisions of this Agreement, and to such extent such matters shall be resolved by the vote of a majority in interest of the Partners, and if the matter cannot be resolved by vote, the matter shall be submitted to arbitration as provided herein.


SECTION 8.  RIGHTS, POWERS AND DUTIES OF THE GENERAL PARTNER.

       (a)  RIGHTS AND POWERS OF THE GENERAL PARTNER.

          (i) Except as otherwise provided herein, the General Partner shall have the full and exclusive right, power and authority to manage and control the business and affairs of the Partnership and to make all decisions regarding the business of the Partnership, and the General Partner shall have all of the rights, powers and obligations of a general partner of a limited partnership under the Act.

          (ii) In addition to any other rights and powers which it may possess, and except as otherwise limited by this Agreement, the General Partner shall have specific rights and powers required or appropriate to the management of the Partnership business which are as follows:

                (A) To do all acts and things in the ordinary course of business related to the business of the Partnership;

                (B) To manage, develop, promote, improve, maintain and service Partnership business;

                (C) To acquire and to enter into any contract or policy of liability and/or other insurance which the General Partner deems necessary and proper

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                     for the protection of the Partners and the Partnership and for the conservation of its assets or for any purpose convenient or beneficial to the Partnership;

                (D) To employ from time to time persons, firms or corporations for the operation and management of the Partnership business, including, but not limited to, attorneys, accountants, advisors, supervisors, managers and personnel, consultants and engineers, on reasonable terms and for reasonable compensation;

                (E) To compromise, arbitrate, or otherwise adjust claims in favor of or against the Partnership and to commence or defend litigation with respect to the Partnership or any assets of the Partnership;

                (F) To make (or elect not to make) elections under the tax laws of the United States or any other country or any state as to the treatment of Partnership income, gain, loss, deduction and credit, and as to all other relevant matters; and

                (G) To perform any and all other acts or activities customary or incidental to the Partnership purposes and the foregoing powers and to execute any and all instruments to effectuate the Partnership purposes and foregoing powers.

          (iii) The General Partner shall have all the rights and powers and be subject to all the liabilities of a partner in a partnership without limited partners.

          (iv) The General Partner shall have the right, in its sole discretion, to cause the Partnership to invest in one or more restaurants pursuant to the terms in the Development Option Agreement. The General Partner shall have the right to provide the restaurant manager(s) with equity without payment of substantial capital or loans other than service contributions to the extent permitted by the Development Option Agreement.

      (b)  TRANSACTIONS WITH GENERAL PARTNER.

          (i) The Partnership may enter into reasonable arm's-length transactions, contracts, agreements or arrangements with any Partner and/or any affiliate of any Partner.

          (ii) The Partnership may purchase materials, goods, and supplies, and may purchase or rent equipment from any Partner and/or any affiliate of any Partner if approved in advance by the General Partner. If a Partner and/or affiliate of any Partner sells, rents or furnishes materials, goods, supplies, or equipment (herein collectively called "goods") for the benefit or use, directly or indirectly, of the Partnership, then the charges, rents and prices therefor shall be fair and competitive.

          (iii) Nothing herein shall preclude reimbursement for reasonable and necessary out-of-pocket Partnership business expenses paid by a Partner which are not otherwise

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                provided for in this Agreement so long as such reimbursements are approved in advance by the General Partner.

      (c)  DUTIES AND OBLIGATIONS OF THE GENERAL PARTNER.

          (i) With the assistance of such accounting firm as may be selected by the General Partner, the General Partner shall prepare, or cause to be prepared, and shall file on or before the due date (or any extension thereof) any United States federal, state or local tax returns required to be filed by the Partnership. The General Partner shall cause the Partnership to pay any taxes payable by the Partnership.

          (ii) The General Partner shall manage the Partnership to the best of its ability and conduct the operations contemplated under this Agreement in a careful and prudent manner in accordance with good and traditional business practice.

          (iii) SPECIAL DUTIES OF GENERAL PARTNER. The General Partner shall be responsible for and shall have the authority to conduct all general administrative matters of the Partnership which shall include, but shall not be limited to, the coordination of:

                (A) all legal and accounting matters on behalf of the Partnership, including the maintenance of the general accounting systems of the Partnership and coordinating the functions of the accountants and lawyers that will service the Partnership;
                (B)  all payroll matters on behalf of the Partnership;
                (C) all accounts payable matters on behalf of the Partnership (except those that must be handled on a local level, which shall be the responsibility of TC);
                (D)  all banking and financial matters of the Partnership;
                (E) all financial reporting to Hops pursuant to the terms of any Operating Agreement utilizing restaurant and other operating data to be provided by TC as the operator of the restaurants; and
                (F) the compliance by the Partnership of all administrative aspects of any Operating Agreement.

                The General Partner shall receive no direct compensation for administration and coordination, and all costs and expenses payable to third parties relating to administrative matters of the Partnership shall be the sole responsibility of the Partnership. [BY WAY OF EXAMPLE, BUT NOT IN LIMITATION, OF THE ABOVE, THE GENERAL PARTNER WILL UNDERTAKE (I) ALL OF THE INTERNAL ACCOUNTING AND BOOKKEEPING OF THE PARTNERSHIP, INCLUDING THE DAILY MAINTENANCE OF THE PARTNERSHIP'S BOOKS AND RECORDS AND (II) WILL COORDINATE WITH THE PARTNERSHIP'S ACCOUNTANTS, THE PREPARATION OF THE PARTNERSHIP'S TAX RETURNS AND THE AUDIT OF THE PARTNERSHIP'S BOOKS AND RECORDS; AND THE GENERAL PARTNER SHALL RECEIVE NO COMPENSATION FOR SUCH INTERNAL ACCOUNTING AND BOOKKEEPING OR FOR THE TIME SPENT BY THE GENERAL PARTNER IN COORDINATING WITH THE PARTNERSHIP'S ACCOUNTANTS, HOWEVER, THE PARTNERSHIP SHALL BE SOLELY RESPONSIBLE FOR ALL FEES AND EXPENSES OWING TO THE PARTNERSHIP'S ACCOUNTANTS FOR THE PREPARATION OF SUCH TAX RETURNS AND THE CONDUCT OF THE AUDIT.] Hops shall be entitled to receive the compensation set forth in the Development Option Agreement and the Operating Agreement relating to each restaurant to be owned and operated by the Partnership.

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          (iv)  The General Partner shall undertake its duties pursuant to this
                Section in a manner so as to assure compliance with the administrative provisions of all Operating Agreements to which an entity owned by the Partnership is a party. The failure by the General Partner to cause an entity owned by the Partnership to comply with the administrative provisions of any such Operating Agreement (unless such non-compliance is waived by Hops) shall be considered a breach of this Agreement by the General Partner.


SECTION 9.  LIMITED PARTNER SPECIAL PROVISIONS.

      (a) DEVELOPMENT OPPORTUNITY. The Partners acknowledge that TC has certain development options on restaurants in the South Florida area pursuant to the Development Option Agreement of even date herewith which shall govern certain of the Partners with respect to the matters set forth therein. To the extent required by any lender to the Partnership, HPI and TC shall guarantee such financing on a joint and several basis. Any other third-party financing of the Partnership shall also be so guaranteed.

      (b)  WITHDRAWAL OF OR DISTRIBUTIONS IN REDUCTION OF CAPITAL CONTRIBUTIONS.

          (i) No Limited Partner shall have the right to withdraw or reduce its Capital Contribution to the Partnership, except as a result of the dissolution of the Partnership or as provided in this Agreement.

          (ii) No Limited Partner shall have the right to demand or receive property other than cash in return for its Capital Contribution. Any withdrawal or reduction of Partnership capital actually received by a Partner shall be made in accordance with this Agreement; provided, however, that no part of the capital shall be withdrawn unless all liabilities of the Partnership (except liabilities to Partners) have been paid, or unless the Partnership has assets sufficient to secure payment of the same.

          (iii) The Limited Partners understand that pursuant to the Act if the Partnership distributes cash (or other assets), which causes a reduction of their respective Capital Accounts in the Partnership below the stated capital of the Partnership specified in the Affidavit of Capital Contributions, for one (1) year such Limited Partner may be liable to the Partnership for any sum returned to it, but not in excess of the sum distributed to it which reduced the Capital Account below the stated capital, with interest, to discharge Partnership liabilities to all creditors who extended credit, or whose claims arose, before such return of capital to such Limited Partner.

      (c) NO RIGHT OF PARTITION OR RIGHT TO COMPEL SALE. The Limited Partners shall not have the right to require the partition of Partnership property or to compel any sale or appraisal of Partnership assets except as provided in this Agreement, notwithstanding any provision of law to the contrary.

      (d) RIGHT TO LIST OF PARTNERS ON REQUEST. Any Limited Partner shall be entitled, upon request, to have mailed to it a list of the names, addresses, and ownership of record of each Partner of the Partnership.

      (e)  RIGHT TO INFORMATION.  Each Limited Partner shall be entitled to:

          (i) inspect the Partnership books kept at the place selected by the General Partner, during reasonable business hours, upon reasonable notice, and copy any of them at such Limited Partner's expense; and

          (ii) have, on demand, true and full information of all things materially affecting the Partnership and a formal accounting of Partnership affairs whenever circumstances render it just and reasonable.

      (f) ACTS AND EXERCISE OF RIGHTS UNDER THIS AGREEMENT. No act granted to, or right exercised by, a Limited Partner under this Agreement shall impose any personal liability on any Limited Partner.

      (g) WITHDRAWAL OF A LIMITED PARTNER. No Limited Partner may withdraw from the Partnership.

      (h) SPECIAL DUTIES OF TC. Unless otherwise determined by the General Partner, TC shall be responsible for and shall have the authority to conduct all of the operational matters of each restaurant to be owned and operated directly or indirectly by the Partnership which duties shall include, but shall not be limited to:

          (i) the provision or employment of all direct restaurant management as required by the Operating Agreement relating to such restaurant or as otherwise necessary for the operation of any restaurant to be owned and operated directly or indirectly by the Partnership;

          (ii) the employment, termination and supervision of all restaurant employees; and

          (iii) the compliance by the Partnership and any entities owned by the Partnership of all operating aspects of any Operating Agreement.

TC shall receive no compensation for the conduct of such operational matters except as provided hereunder. All expenses related to the operation of each restaurant to be owned and operated by an entity owned by the Partnership shall be the sole responsibility of the Partnership or an entity owned by the Partnership. [BY WAY OF EXAMPLE, BUT NOT LIMITATION, OF THE ABOVE, (I) TC SHALL BE RESPONSIBLE FOR THE RECRUITING, HIRING AND ULTIMATE SUPERVISION OF ALL EMPLOYEES OF EACH RESTAURANT TO BE OPERATED BY THE PARTNERSHIP OR AN ENTITY OWNED BY THE PARTNERSHIP; AND (II) TC SHALL RECEIVE NO COMPENSATION FOR ITS RECRUITING, HIRING AND SUPERVISION ACTIVITIES, EXCEPT AS PROVIDED HEREUNDER, HOWEVER, THE PARTNERSHIP OR AN ENTITY OWNED BY THE PARTNERSHIP SHALL BE SOLELY RESPONSIBLE FOR THE ACTUAL COMPENSATION (INCLUDING WAGES AND BENEFITS) OF THE EMPLOYEES OF SUCH RESTAURANTS.]

      Unless otherwise instructed by the Partnership, TC shall undertake its duties pursuant to this Section in a manner so as to assure absolute and strict compliance with the operating provisions of all Operating Agreements to which the Partnership or an entity owned by the Partnership is a party. The failure by TC to cause the Partnership or an entity owned by the Partnership to comply with the operating provisions of any such Operating Agreement (unless such non-compliance is waived by the Partnership) shall be considered a breach of this Agreement by TC. TC shall not be deemed to be in default under the provisions of this Section 9(h) unless TC shall have received at least thirty
(30) days written notice of any alleged default under the terms of any such Operating Agreement during which thirty (30) day period, if such default was curable, TC was allowed to attempt to cure any such alleged default. TC shall be solely responsible for the cost of any TC management personnel not directly related to the management of a restaurant owned by the Partnership or an entity owned by the Partnership, if any.

      (i) EXCLUSIVE BUSINESS OF TC/TOOMY. The parties hereto acknowledge and agree that TC and Toomy shall exclusively devote their time and efforts to the operation of the restaurants to be owned and operated under entities owned by the Partnership; provided, however, that this restriction will not be construed as preventing Toomy from investing his personal assets in any other business which does not compete with the Business of the Partnership where the form and manner of such investment will make Toomy a passive investor in such business and will not require services of any significance on Toomy's part in the operation of the affairs of such business and which will not interfere with Toomy's obligations to the Partnership.


SECTION 10.  GENERAL PARTNER SPECIAL PROVISION.

      WITHDRAWAL OF A GENERAL PARTNER AND SALE, ASSIGNMENT AND ENCUMBRANCE OF A GENERAL PARTNER'S INTEREST. The General Partner shall not sell, assign, encumber, or otherwise dispose of any or all of its Partnership Interest in the Partnership, or withdraw from the Partnership; or resign as the General Partner without the prior written consent of the Limited Partners.


SECTION 11.  DISPOSITION OF A PARTNER'S PARTNERSHIP INTEREST

      (a) The Partners acknowledge that HPI has a right to purchase the Partnership Interest of Torrey pursuant to an Employment Agreement of even date herewith (the "Employment Agreement") and the Partners hereby consent to such purchase and agree to abide by the terms of the purchase right in the Employment Agreement. The Partners acknowledge and agree that the limitations on the Torrey Partnership Interest are specified in the Employment Agreement and the Agreement between Torrey under which his partnership interest was purchased and included herein by this reference and shall govern this Agreement. The Partners hereby agree that in the event that HPI purchases the Partnership Interest of Torrey pursuant to the Employment Agreement, HPI, in its sole discretion, may select an individual to assume the responsibilities of Torrey and to allocate a Partnership Interest to such individual, and the Partners hereby agree to execute and deliver any and all instruments and documents, including any amendment to this Agreement deemed necessary or appropriate by HPI, to effectuate such transactions.

      (b) (i) At no time during the term of this Agreement shall TC, directly or indirectly, sell, assign, transfer, mortgage, encumber, pledge or otherwise similarly deal with or dispose of all or any portion of its interest in the Partnership, without first obtaining the written consent of the General Partner, or, in the absence of such written consent, without first complying with the terms of this Section 11. Any attempted sale, assignment, transfer, mortgage, pledge, grant, hypothecation or other disposition of any interest in the Partnership by TC, in violation of the provisions of this Section 11, shall be null and void and of no force or effect. For purposes of this Agreement, the transfer or distribution, directly or indirectly, of an equity interest or other rights in or the issuance of additional securities in TC, other than pursuant to the provisions of this Section 11 shall be deemed a disposition of the Partnership interest of TC and the General Partner shall be entitled to purchase the Partnership interest of TC in accordance with the terms of Section 11(c) hereof.

          (ii) Toomy hereby acknowledges that the other Partners have consented to Toomy's participation in the Partnership through TC as a convenience to Toomy. Toomy hereby agrees that he shall at all times remain the sole shareholder of TC unless he obtains the consent of the General Partner to admit an additional shareholder to TC (whether through the issuance of stock by TC or the transfer of stock by Toomy) which consent may be withheld in the sole discretion of the General Partner. If consented to by the General Partner, any such additional shareholder in TC may be required, as a condition to the consent of the General Partner, to execute reasonable confidentiality and transfer agreements as are deemed necessary by the General Partner to assure the compliance by such transferees with the spirit of this Agreement and any agreements related to this Agreement and/or the Hops System. Additionally, the Bylaws of TC shall reflect that the issuance and transfer of shares of stock (or other equity interests in TC) is restricted by the terms of this Agreement. The following legend shall appear conspicuously upon the face of each stock certificate of (or certificate otherwise representing an interest in) TC: "The transfer of this stock (or interest) is subject to the terms and conditions of a Partnership Agreement dated October 7, 1996, by and between this corporation and Hops of South Florida, Inc. and others and the Bylaws of the corporation." TC hereby acknowledges that the purpose of the aforesaid transfer restrictions and procedures is to protect the trademarks, trade secrets and operating procedures of Hops and affiliates and the partnership interests of General Partner contained herein. TC hereby acknowledges that non-compliance with such transfer restrictions and procedures shall constitute an absolute breach of this Agreement by TC. Upon the execution of this Agreement and periodically thereafter at the reasonable request of the General Partner, TC shall provide the General Partner with a photocopy of its current Bylaws and all issued and outstanding stock certificates to demonstrate compliance with this Agreement.

      (c) (i) TC shall not transfer any interest in the Partnership for a period beginning upon the date hereof and ending two (2) years after the date of the opening of the initial restaurant directly or indirectly by the Partnership, without the express prior written consent of the General Partner which may be withheld in the discretion of the General Partner. If following the period described in the immediately preceding sentence, TC desires, directly or indirectly, to sell, assign, transfer or in any way dispose of all or any portion of the Partnership interest of TC to any third party, TC shall first serve notice (hereinafter called an "Offer to Sell") to that effect upon the General Partner. The Offer to Sell shall set forth the amount of Partnership interest of TC desired to be sold or otherwise disposed of, the price, terms and conditions of such proposed sale and the name and address of the proposed third party purchaser (and in the case of a proposed purchaser that is not a natural person, the principals of such proposed purchaser), and shall offer to sell such Partnership interest to HPI at the price and on the terms of sale described in the Offer to Sell.

          (ii) The General Partner shall have the absolute right to prohibit the sale of the Partnership interest identified in the Offer to Sell if the General Partner, in its reasonable determination, shall disapprove of the purchaser identified in the Offer to Sell. In making such determination, the General Partner may consider, among other things, the reputation, financial position and restaurant operating experience of the proposed purchaser, as well as concerns as to the protection of the trade secrets and proprietary information of the Hops System that result from the competitive nature of any other business operations directly or indirectly related to the potential purchaser. TC shall promptly provide the General Partner with any information regarding the potential purchaser, reasonably requested by the General Partner, in order to evaluate the potential purchaser, including, but not limited to financial statements and a detailed business history of such potential purchaser. The General Partner will notify TC in writing of its approval or disapproval of any such potential purchaser within sixty (60) days after receipt by the General Partner of the Offer to Sell.

          (iii) Whether or not the potential purchaser is approved by the General Partner as provided in Section 11(c), HPI shall have the first right to purchase all of the Partnership interest so offered by giving notice of acceptance to TC within one hundred twenty (120) days after receipt by the General Partner of the said Offer to Sell.

          (iv) In the event the General Partner shall not have disapproved of the purchaser identified in the Offer to Sell as set forth in
                Section 11(c)(ii) above and HPI fails or refuses to purchase the Partnership interest of TC as provided in Section 11(c)(iii) above, TC shall be free to sell the Partnership interest so identified in the Offer to Sell to the person or entity identified in the Offer to Sell on the price and terms set forth in the Offer to Sell; provided, however, that TC shall not transfer or otherwise dispose of such Partnership interest to any person or entity other than the third party identified in the Offer to Sell or for a price less than or on terms more favorable than those set forth in the Offer to Sell without first reoffering such Partnership interest to HPI as set forth in Section 11(c)(i). If TC does not consummate the sale of its Partnership interest so identified in its Offer to Sell within ninety (90) days after the expiration of the period for HPI's acceptance of such Offer to Sell, the provisions of this Article 11 shall reattach to such interest and such interest shall not be sold without reoffer to HPI.

          (v) The provisions of this Section 11(c) to the contrary notwithstanding, TC shall make no transfer of its Partnership interest as provided in this Section 11(c) unless the person or entity acquiring such interest shall execute and deliver to the General Partner (or HPI) such documentation as the General Partner (or HPI) may reasonably require to assure the confidentiality of the trade secrets and proprietary information associated with the Hops System and to make the purchaser a party to this Agreement (specifically including but not limited to the transfer restrictions as they previously related to TC and the purchase option of HPI set forth in Section 11(i) hereof) and all other agreements related to the restaurants operated by entities owned by the Partnership to which TC was (or is) a party.

      (d) (i) If TC or Toomy shall breach this Agreement, or if the Development Option Agreement shall be terminated or breached other than by Hops (or any affiliate thereof), or if Toomy shall breach the Management Agreement, TC shall be deemed to have made an Offer to Sell (which shall be deemed received by the General Partner only when the General Partner has actual knowledge of such breach) all of the Partnership interest owned by TC to HPI for the price and upon the terms specified in this Section 11(d). HPI shall have the right to purchase the Partnership interest of TC so offered by giving notice of acceptance to TC within one hundred twenty
                (120) days after the deemed receipt by the General Partner of the Offer to Sell. In the event that HPI fails or refuses to purchase all of the Partnership interest of TC, the remaining provisions of this Agreement shall continue to apply to the Partnership interest of TC.

          (ii) DETERMINATION OF PURCHASE PRICE AND TERMS. In the event that the Partnership interest of TC is to be purchased pursuant to the foregoing provisions of this Section 11(d), the following provisions shall apply:

                (A) PRICE. The purchase price of the Partnership interest of TC shall be determined pursuant to Section 11(f)(ii) hereof.

                (B) TIME AND METHOD OF PAYMENT. Upon the closing of any sale pursuant to this Section 11(d), HPI shall pay the purchase price for the Partnership interest of TC purchased pursuant to this Section 11(d) as follows:

                     (1) PAYMENT UPON CLOSING. At the option of HPI, all of the purchase price or an amount equal to the greater of:
                          .1   twenty percent (20%) of the purchase price; or
                          .2   the amount of the actual federal income tax
                               obligation (i.e. the required IRS cash payment) of TC owing to the Internal Revenue Service as specified on the federal income tax return for the calendar year during which the consummation of the purchase of the Partnership interest of TC occurs, as the direct result of the purchase of the Partnership interest of TC (which federal income tax obligation shall be the minimum possible tax obligation of TC taking into consideration all available elections by TC such as installment sales treatment), shall then be paid in cash. In the event that the amount of the cash payment required at closing under Section 11(d)(ii)(B).2 cannot be determined as of the date of the closing of the sale, HPI shall pay to TC the amount specified in Section 11(d)(ii)(B).1 at the closing and after a determination of the amount set forth in Section 11
                     (d)(ii)(B).2 has been made by TC and agreed upon by HPI, if the amount set forth in Section 11(d)(ii)(B).2 is greater than the amount paid to TC pursuant to Section 11(d)(ii)(B).1, then HPI shall pay to TC, the difference between the amount paid in cash at closing and the amount determined under Section 11(d)(ii)(B).2.

                     (2) PROMISSORY NOTE. Any part of the purchase price which is not paid in cash shall be evidenced by a negotiable promissory note of HPI payable to and delivered to TC. The promissory note shall bear interest at the Prime Rate and shall be payable over a period of sixty (60) months with interest only on a quarterly basis payable during the first twelve (12) months and thereafter sixteen (16) equal quarterly payments of principal (totaling all of the principal due thereunder) and interest payable during the following forty-eight (48) months. The promissory note of HPI shall provide that more or the entire principal sum remaining unpaid at any time may be paid at any time with interest to date of payment only. The promissory note shall also provide for acceleration of the maturity of the unpaid principal and accrued interest at the option of HPI upon default in the payment of any installment of principal or interest for fifteen (15) days or more.

      (e) (i) In the event that Toomy shall die, become permanently disabled or otherwise involuntarily cease to be in operational control of TC (such occurrences hereinafter referred to as a "Buyout Event" or "Buyout Events"), TC shall sell and HPI shall purchase all of the Partnership interest of TC for the price set forth in
                Section 11(f)(iii) hereof and upon the terms set forth in this
                Section 11(e). TC shall notify HPI immediately of the occurrence of a Buyout Event. The failure of TC to notify HPI of a Buyout Event within thirty (30) days of its occurrence shall constitute a breach of this Agreement by TC. The purchase of the Partnership interest of TC by HPI, pursuant to this Section 11(e), shall take place within one hundred eighty (180) days of the date upon which HPI receives notice of the Buyout Event (or if HPI is not provided with such notice, such closing shall take place on the date which HPI shall demand).

          (ii) DETERMINATION OF PURCHASE PRICE AND TERMS. In the event that the Partnership interest of TC is to be purchased pursuant to the foregoing provisions of this Section 11(e), the following provisions shall apply:

                (A) PRICE. The purchase price of the Partnership interest of TC shall be determined pursuant to Section 11(f)(iii) hereof.

                (B) MANNER OF PAYMENT. The purchase price of the Partnership interest of TC to be purchased pursuant to the provisions of this Section 11(e) shall be paid as follows:

                     (1) PAYMENT UPON CLOSING. At the option of HPI, all of the purchase price or an amount equal to the greater of:
                          .1   twenty percent (20%) of the purchase price;
                          .2 Fifty Thousand Dollars (U.S. $50,000), not to exceed the purchase price; or
                          .3 one hundred percent (100%) (but not to exceed the entire purchase price) of all proceeds from life insurance policies, if any, on the life of Toomy payable to the Partnership or any Partner other than TC by reason of the death of Toomy, shall then be paid in cash.

                     (2) PROMISSORY NOTE. Any part of the purchase price which is not then paid in cash shall be evidenced by a negotiable promissory note of HPI payable to and delivered to TC. The promissory note shall bear interest at the Prime Rate and shall be payable over a period of sixty (60) months with interest only on a quarterly basis payable during the first twelve (12) months and thereafter sixteen (16) equal quarterly payments of principal (totaling all of the principal due thereunder) and interest payable during the following forty-eight (48) months. The promissory note of HPI shall provide that more or the entire principal sum remaining unpaid at any time may be paid at any time with interest to date of payment only. The promissory note shall also provide for acceleration of the maturity of the unpaid principal and accrued interest at the option of HPI upon default in the payment of any installment of principal or interest for fifteen (15) days or more.

      (f) (i) For purposes of this Section 11, the following terms shall have the following meanings:

                     (A) "TPP" means TC's percentage sharing of the Profits of the Partnership as described on Exhibit 2(a) hereof (or as such percentage is changed pursuant to the terms of this Agreement);

                     (B) "BV" means the Book Value of the Partnership as defined in Section 22(b) hereof as of the end of the month immediately preceding the event (or the last to occur of the events) which shall cause the purchase of TC's Partnership interest pursuant to this Section 11; and

                     (C) "CF" means the Partnership's Cash Flow from Operations (as defined in Section 22(e) hereof) for the most recent 12 months of operations of the Partnership.

          (ii) The purchase price for the Partnership interest of TC to be purchased pursuant to Section 11(d) above shall be the lesser of:

                     (A)  TPP x BV; or

                     (B)  TPP x 5 x CF.

          (iii) The purchase price for the Partnership interest of TC to be purchased pursuant to Sections 11(c) and 11(e) shall be:

                          TPP x 5 x CF.

          (iv) The purchase price for the Partnership Interest of TC that may purchased pursuant to Section 11(i) only shall be its "fair market value" which shall be calculated by determining the fair market value of the Partnership and multiplying such value by TC's then current percentage sharing of the Profits of the Partnership. The fair market value of TC's Partnership Interest may be determined upon the mutual agreement of HPI and TC at any time during the period of thirty (30) days after TC's receipt of the Call Notice (as defined below). In the event that HPI and TC are unable to agree upon the fair market value of TC's Partnership Interest during such thirty (30) day period, then, at the request of HPI, the fair market value of TC's Partnership Interest shall be determined by an appraisal to be made by an independent appraiser jointly selected by HPI and TC. If HPI and TC cannot agree upon an appraiser, then within forty (40) days of the Call Notice each party shall select an independent appraiser and within fifty (50) days of the Call Notice, the two appraisers selected by HPI and TC shall select a third independent appraiser, and the appraisal shall be made by the third appraiser. HPI and TC shall work together, in good faith, to obtain a final appraisal, if necessary, within seventy (70) days of the date of the Call Notice. If an appraisal shall become necessary pursuant to this Section 11(f)(iv), HPI and TC shall work in good faith with the appraiser performing the appraisal to obtain a final appraisal within seventy (70) days of the Call Notice (or such longer period of time as the appraiser may advise the parties is required). The results of such appraisal shall be binding upon Toomy. Notwithstanding any other provision of this Section 11 to the contrary, if an appraisal occurs pursuant to this Section 11(f)(iv), HPI shall have thirty (30) days following the announcement of the appraisers' decision within which to elect whether or not to purchase TC's Partnership Interest as described in the Call Notice (as defined below). In the event HPI elects not to purchase the Partnership Interests of TC, the Call Notice originally issued by HPI shall be deemed null and void and all provisions of this Section 11 shall continue to apply to TC and its Partnership Interest. In the event of such an appraisal, each party shall bear its own legal and other costs and shall split the appraisal fees.

      (g) In the event that the Partnership or any Partner shall elect to obtain insurance on the life of Toomy, to fund the purchase of the Partnership interest of TC pursuant to this Section 11 or for other reasonable business reasons, TC shall cooperate fully in obtaining such insurance including Toomy's submission to reasonable medical examinations.

      (h)  [REMOVED AND RESERVED.]

      (i) In the event that the Partnership, directly or indirectly, opens to the public the Initial Restaurant (as defined in the Development Option Agreement) and six (6) or more Additional Restaurants (as defined in the Development Option Agreement), HPI shall have the right, but not the obligation, at any time and from time to time after the date upon which the sixth Additional Restaurant is opened to the general public, upon notice (the "Call Notice") in accordance with Section 17 hereof to TC, to acquire all or any part of TC's Partnership Interest at the purchase price set forth in Section 11(f)(iv) with the terms of purchase to be as otherwise specified in Section 11(d)(ii)(B) hereof. The Call Notice shall set forth (A) the amount of TC's Partnership Interest to be purchased by HPI pursuant to this Section 11(i) and (B) the date upon which the closing of such purchase shall take place. The closing of such purchase(s), if any, pursuant to this Section 11(i) shall occur on a date set forth by HPI which date shall be on or before the date which is ninety (90) days after the determination of a final purchase price pursuant to Section 11(f)(iv) whether by the agreement of HPI and TC or appraisal.

      (j) (i) With respect to the purchase of the Partnership interest of TC pursuant to the terms of Sections 11(d), 11(e), and 11(i) hereof, in the event that Hops Grill & Bar, Inc. (the current owner of the Hops System, as that term is defined in Section 22(k) hereof) or any affiliate of Hops Grill & Bar, Inc. or any other entity that has been formed to perpetuate the development of restaurants under the Hops System (hereinafter referred to collectively as "Public Hops") has completed its initial public offering pursuant to a registration statement filed with and declared effective by the United States Securities and Exchange Commission, then at the SOLE DISCRETION of HPI (or its successors or assigns), HPI (or its successors or assigns) may make payment of the purchase price for the purchase of TC's partnership under Sections 11(d), 11(e) and 11(i) hereof by delivery of stock of Public Hops valued as set forth in Section 11(j)(i) hereof.

          (ii) For purposes of determining the number of shares of stock to be delivered by HPI (or its successors or assigns) to TC pursuant to a purchase of TC's Partnership interest to be paid in Public Hops stock pursuant to Section 11(j)(i), HPI (or its successors or assigns) shall deliver to TC at the closing of such purchase, the number of shares of Public Hops common stock determined by dividing (x) the applicable purchase price as set forth in
                Section 11(f) hereof by (y) the mean of the daily averages of the reported high and low sale prices of Public Hops common stock on its primary market during each of the preceding five trading days ending on the day fifth trading day prior to the closing of the purchase.

          (iii) In the event that HPI (or its successors or assigns) elects to purchase TC's Partnership interest in exchange for Public Hops common stock pursuant to Section 11(j)(i) hereof, HPI (or its successors or assigns) shall cause Public Hops to enter into, effective as of the date of such closing, a registration rights agreement with TC in substantially the form of the Registration Rights Agreement attached to this Partnership Agreement as
                Exhibit 11(j)(iii) hereto.


SECTION 12.  DISSOLUTION, LIQUIDATION AND TERMINATION OF THE PARTNERSHIP.

      (a)  DISSOLUTION OF THE PARTNERSHIP.

          (i) The Partnership shall automatically dissolve upon the first to occur of any of the following events:

                (A) The withdrawal, as defined in the Act, of a General Partner, unless:

                     (1) the remaining General Partner(s), if any, elect in writing within ninety (90) days after such event to reconstitute the Partnership, to continue as the General Partner(s) and to continue the Partnership and its business as provided hereinafter; or

                     (2) if there is no remaining General Partner, within ninety (90) days after such event, a majority of the Limited Partners by Interest agree in writing to reconstitute the Partnership and to elect a successor general partner, as of the date of the withdrawal of the General Partner or Partners, to continue the business of the Partnership, and such successor general partner agrees in writing to accept such election as provided hereinafter.

                (B) The sale or other disposition, not including an exchange, of all of the assets of the Partnership (except under circumstances where all or a portion of the purchase price is payable after the closing of the sale or other disposition);

                (C) The expiration of the term of the Partnership as set forth herein;

                (D) The execution by those Partners owning at least fifty percent (50%) of the Interest of the Partnership of an instrument dissolving the Partnership; or

                (E) The occurrence of any other event that would cause the mandatory dissolution of the Partnership under the Act.

      (b)  CONTINUATION OF THE PARTNERSHIP.

          (i) Notwithstanding anything contained herein to the contrary, (A) the dissolution and commencement of winding up of a General Partner that itself is a separate partnership, or (B) in the case of a General Partner that is a corporation, the filing of a certificate of dissolution or its equivalent for such corporation or the revocation and nonreinstatement of its character, shall not constitute the "withdrawal" of any such General Partner for purposes of the Act and shall not consequently cause the dissolution of the Partnership. In any such event, however, the Interest in the Partnership of any General Partner with respect to which any such event has occurred shall, upon election of a majority in interest of the Limited Partners, be converted to that of a Limited Partner, and such Partner shall have none of the powers of a General Partner under this Agreement or applicable law, and shall have only the rights and powers of a Limited Partner in the Partnership with the same rights of a Limited Partner to share in any Partnership profits, losses, gains and distributions in accordance with its Interest.

          (ii) Upon the occurrence of the Partnership having no General Partners, the Limited Partners may, within ninety (90) days after the occurrence of such event, continue the Partnership and the Partnership shall continue as a limited partnership pursuant to this Agreement; provided, however, that the Limited Partners then shall elect a substitute General Partner who agrees to act as General Partner and continue the Partnership. If a substitute General Partner is so selected and accepts, such substitute General Partner shall acquire an Interest in the Partnership which will entitle the substitute General Partner to hold in the aggregate at least a one percent (1%) Interest, which one percent shall be transferred by and come from the Interest of the former General Partner without compensation to the former General Partner for same. Subject to other written agreements and exceptions agreed to by the Limited Partners, the substitute General Partner shall assume from and after the date of substitution and upon becoming a party of this Partnership Agreement, all the rights, powers and obligations of the General Partner under this Partnership Agreement. In the event a substitute General Partner can not be appointed and admitted within a reasonable time after the special meeting called pursuant to this Section, and there is no General Partner remaining, the Partnership shall be dissolved and liquidated as provided herein.

          (iii) Upon the occurrence of the expiration of the term of the Partnership, the Partners by majority vote in Interest may within thirty (30) days after the occurrence of such event, elect to continue the Partnership. Upon such election, the Partnership Agreement shall be amended to reflect the new expiration date of the term of the Partnership as selected by the Partners and an amended Certificate of Limited Partnership shall be filed by the General Partner to reflect same.

      (c) ADDITIONAL GENERAL PARTNER. In the event a General Partner's interest is converted to that of a Limited Partner, a majority of the Limited Partners may admit an additional General Partner to the Partnership.

      (d) DEATH, ETC. OF A LIMITED PARTNER. The death, disability, dissolution, or adjudication as bankrupt of a Limited Partner shall not dissolve the Partnership, but the rights of a Limited Partner to share in the Profits and Losses of the Partnership and to receive distributions of Partnership funds shall, upon the happening of such an event, devolve upon the Limited Partner's estate, legal representative or successors in interest, as the case may be, subject to this Agreement and any other agreement of the Partners, and the Partnership shall continue as a limited partnership.

      (e) PROVISIONS CUMULATIVE; WAIVER. All provisions of this Agreement relative to the dissolution, liquidation and termination of the Partnership shall be cumulative, that is, the exercise or use of one of the provision hereof shall not preclude the exercise or use of any other provision hereof. Each Partner expressly waives any right which it might otherwise have to dissolve the Partnership except as set forth in this Section 12. Nothing contained in this
Section 12 is intended to grant any Partner the right to dissolve the Partnership at will (by retirement, dissolution, resignation, withdrawal or otherwise), or to exonerate any Partner from liability to the Partnership and the remaining Partners if such Partner acts in contravention hereof.

      (f)  LIQUIDATION.

          (i) Upon dissolution of the Partnership, its liabilities shall be paid in the order provided herein. The General Partner shall cause the Partnership's property to be sold in such manner as to obtain the best prices for such property, and shall cause the cancellation of the Partnership's Certificate of Limited Partnership. Pending such sales, the General Partner shall have the right to continue to operate and otherwise to deal with the Partnership property. In the event there is no General Partner remaining, the other Partners by majority vote in Interest shall elect, in accordance with the provisions hereof, a person to perform the functions of the General Partner in liquidating the assets of the Partnership and winding up its affairs. Gain or loss realized on the sale(s) or other disposition(s) of the Partnership's assets will be credited to (in the case of gain) or charged against (in the case of loss) each Partner's Capital Account to the extent allocable to it hereunder.

          (ii) In settling accounts after dissolution, the assets of the Partnership shall be paid out in the following priority order after the allocation of the Partnership Profits and Losses pursuant to Section 3(a) and 3(b):

                (A)  to secured parties in repayment of indebtedness owed;

                (B) to unsecured third party creditors, in the order of priority as provided by law;

                (C) to the holders of the indebtedness owed for any Partner financing proportionally until paid in full;

                (D) to reserves as specified by the General Partner; provided, however, that at the expiration of such period of time as a majority in Interest of the Partners shall deem advisable, the balance of such reserves remaining after the payment of such contingencies shall be distributed in the manner hereinafter set forth in this Section;

                (E) to each Partner (proportional to their respective Net Capital Investment) the accounts of their respective Net Capital Investment;

                (F) to distribute all remaining cash proportionately to the Partners based on their relative positive Capital Accounts;

                (G) to each Partner in accordance with their then sharing of Profits.

      (g)  TERMINATION OF PARTNERSHIP.

          (i) Upon dissolution and liquidation of the Partnership, the Partnership shall be terminated as rapidly as business circumstances will permit.

          (ii) After payment of all expenses of liquidation and of all debts and liabilities of the Partnership in such order or priority as provided herein, and all resulting items of Partnership income, gain, loss or deduction are credited or debited to the capital accounts of the Partners the Partnership shall be terminated formally for state and federal purposes.


      (h) FINAL ACCOUNTING. Each of the Partners shall be furnished a statement setting forth the assets and liabilities of the Partnership as of the date of the winding-up of the Partnership's affairs. Any Partner may, at its sole cost, cause an audit of such statement to be conducted by an independent certified public accountant. Upon compliance by the winding-up General Partner or the dissolution trustee, as the case may be, the Partners shall cease to be partners and the General Partner or trustee shall execute and cause to be filed a certificate of cancellation of the Certificate of Limited Partnership of the Partnership and any and all other documents necessary with respect to such termination and cancellation.


SECTION 13. REPORTING. The General Partner shall keep all records in accordance with the provisions of Section 704(b) of the Code and provide monthly updates regarding actual project costs compared with budget estimates, operations status reports delineating actual results compared with economic pro forma estimates, business estimates necessary to achieve break even, and a marketing plan outlining business prospects.

SECTION 14. POWERS AND COMPLIANCE.

      (a) POWERS. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, incidental to, or convenient for, the furtherance and accomplishment of the purposes stated in Section 1(d) hereof, including, but not limited to, the following:

          (i) To develop, convey, buy, own, improve, rent, lease, sell, operate and generally deal in all kinds of property (personal and real) in any manner or way whatsoever;

          (ii) To borrow money and issue evidences of indebtedness and to secure the same by mortgage, pledge or other lien or security interest in furtherance of the business and all purposes of the Partnership;

          (iii) To carry on any other activities and enter into, perform and carry out contracts of any kind necessary to, in connection with, or incidental to the accomplishment of the purposes of the Partnership, specifically including, but not limited to, the execution and delivery of leases, mortgage documents, other real property instruments, the execution of contracts with brokers, contractors, engineers, and architects, and other related documents;

          (iv) To repay in whole or in part, refinance, recast, increase, modify or extend any mortgages affecting the assets of the Partnership, and in connection therewith to execute any extensions, renewals or modifications of such mortgages;

          (v) To employ managers, agents and representatives for the purpose of accomplishing the business of the Partnership and to pay compensation therefor; and

          (vi) To do any and all other acts and things which may be necessary, incidental to, or convenient to, the conduct and continuance of the Partnership Business as contemplated under this Agreement.

      (b) CERTIFICATE OF LIMITED PARTNERSHIP. The General Partner may file this Limited Partnership Agreement and Certificate of Limited Partnership as the Certificate of Limited Partnership of the Partnership with the Office of the Secretary of State of the State of Florida, or the General Partner may at its sole option file a separate Certificate of Limited Partnership disclosing only the information about this Limited Partnership which is required to be disclosed by the Florida Statutes. The General Partner shall also file as appropriate the Affidavit of Capital Contributions certifying the capital contributions of the Limited Partners.

      (c) COMPLIANCE WITH LAW. The General Partner shall from time to time execute or cause to be executed all such certificates and other documents and do or cause to be done all such filings, recordings, publications and other acts necessary (or, in the judgment of the General Partner, appropriate) to comply with the applicable laws of any jurisdiction in which the Partnership shall conduct its business.

      (d) STATUTORY AGENT. The statutory agent for service of process on the Partnership is Fowler, White, Gillen, Boggs, Villareal and Banker, P.A. (Attention: R. Alan Higbee, Esq.), whose address is 501 East Kennedy Boulevard, Suite 1700, Tampa, Florida 33602. The statutory agent for service of process may be changed at any time by act of the General Partner.

SECTION 15.  AMENDMENTS.

      (a)  PROPOSAL AND ADOPTION OF AMENDMENTS GENERALLY.

          (i)   Any amendment to this Agreement may be proposed by any Partner.

          (ii) Amendments to this Agreement shall be adopted only if the General Partners and the Limited Partners, except Torrey, have approved the Amendment.

          (iii) The General Partner, without the necessity of signatures of other Partners, except as required hereunder, shall, as soon as possible after the adoption and execution of any amendment to this Agreement, make any filings or publications required or desirable to reflect such amendment, including any required filing or recordation of any certificate of limited partnership or other instrument or similar document.


SECTION 16.  MEETINGS, CONSENTS AND VOTING.

      (a) MEETINGS. The General Partner may call a meeting of the Partners at the principal place of business of the Partnership in Florida.

      (b) CONSENTS AND ACTS. Any consent or act of a Partner required by this Agreement may be given as follows:

          (i) by a written consent, given by the Partner, to the act or thing or consent.

          (ii) by the affirmative vote by the Partner to the doing of the act or thing for which the consent is solicited at any meeting of the Partners.

      (c) VOTING. Each Partner shall be entitled to one vote per percentage point of Partnership Interest (proportioned for fractions of a percent). Decisions of the Partnership, except as specifically otherwise provided for in this Partnership Agreement, shall be accomplished by majority vote of the Interest of the Partners. Any vote of a Partner may be cast by another Partner or Person pursuant to a written proxy in favor of such other Partner or Person.


SECTION 17.  NOTICE; NOTIFICATION.

      (a) MANNER OF NOTICE AND CHANGE OF ADDRESS. Any Notice required or desired to be made in connection with this Agreement shall be made in conformance with the definition of same contained herein. Any Partner may, by Notice to the other Partners, specify any other address for the receipt of notices, notifications, requests, consents, approvals, waivers or other communications in connection with this Agreement.

      (b) NOTIFICATION TO THE PARTNERSHIP OR THE GENERAL PARTNER. Any Notice to the Partnership or the General Partner shall be sent to the principal office of the Partnership, as set forth in this Agreement, or as same may be changed by Notice of the General Partner.

SECTION 18.  BOOKS AND RECORDS; ACCOUNTING; TAX ELECTIONS; ETC.

      (a)  CAPITAL TRANSFERS.

          (i) Except for any Negative Capital Account or other adverse tax status of a Partner which shall always remain with the transferring Partner in a partner to partner transfer until the Interest of the transferring Partner no longer exists, if any Partnership Interest or part thereof is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Partnership Interest.

          (ii) In the event any assets of the Partnership are distributed in-kind, the Capital Accounts of the Partners shall be adjusted prior to any such distribution to reflect how any resulting Profit and Loss, based on the Book Value of such asset at the time of distribution, would have been allocated.

      (b) TAX INFORMATION AND ELECTIONS. The General Partner shall use its best efforts to furnish to the Partners within ninety (90) days of the end of each Fiscal Year all information necessary to permit the Partners to prepare all federal, state and local tax returns they are required to file for the Fiscal Year. The Partnership shall elect to use such methods of depreciation as the General Partner determines. In the event of a transfer of all or part of the Interest of any Partner in the Partnership, the Partnership may elect pursuant to Code Section 754 to adjust the basis of the assets of the Partnership upon written request of the transferee, unless such election will have a materially unfavorable effect upon the Partners other than the transferee Partner.

      (c) CODE SECTION 754 ELECTION. In the event of a distribution of property made in the manner provided in Section 734 of the Code, or in the event of a transfer of any Partnership Interest permitted by this Agreement made in the manner provided in Section 743 of the Code, the Partners, by majority vote in Interest, may elect to file an election under Section 754 of the Code in accordance with the procedures set forth in the applicable regulations promulgated thereunder.

      (d) TAX RETURNS AND AUDIT. The tax returns of the Partnership shall be prepared by, and the Partnership shall be audited by, the accounting firm selected by the General Partner.

      (e) ALLOCATION IN EVENT OF TRANSFER. Each item of income, gain, loss, deduction or credit allocable to a Partner's Interest that is transferred in whole or in part during any year shall, if permitted by law, be allocated according to the varying ownership Interests of the Partners during the year. In applying this rule, the General Partner shall choose one of the following two methods:

          (i) prorate the Limited Partnership items over the Limited Partnership's year by assigning the appropriate portion of each such item to each day in the period to which it is attributable; or
          (ii) elect to utilize the precise method of an interim closing of the Limited Partnership's books. If the General Partner chooses the latter method, then any period subject to this method shall be treated as a fiscal year for purposes hereof.

      (f) TAX MATTERS PARTNER. The General Partner and its chief executive shall be the "Tax Matters Partner" for purposes of the Tax Treatment of Partnership Items Act of 1982, and shall have the authority to exercise all functions provided for in said Act, or in regulations promulgated thereunder by Treasury, including, but not limited to, the extent permitted by such regulations, the authority to delegate the function of Tax Matters Partner to any other person. In the event the General Partner resigns as Tax Matters Partner or its entire Partnership Interest is disposed of or terminated or changed to a limited partnership interest, a majority in Interest of the Partners other than the General Partner shall designate another General Partner who shall become the Tax Matters Partner.

      (g) TAX BASIS. An individual tax basis record shall be maintained for each Partner. The tax basis record of each Partner shall be established and shall be adjusted as of the close of each taxable year of the Partnership (or, when appropriate, as of the close of the taxable year of the Partnership for such Partner) in accordance with United States federal income tax law and procedure as the same may exist from time to time.

      (h) COMPLIANCE WITH CODE SECTION 704(B). The manner in which Capital Accounts are to be maintained pursuant to Section 2 is intended to comply with the requirements of Code Sec. 704(b), as amended, and the Treasury Regulations promulgated thereunder (or corresponding sections of later statutes and regulations).

      (i) COMPLIANCE WITH TIMING REQUIREMENTS OF REGULATIONS. In the event the Partnership is "liquidated" within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g) (or corresponding sections of later regulations) distributions shall be made to the General Partner and the Limited Partners as set forth in Section 12 who have Positive Capital Accounts in compliance with Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(2) (or corresponding sections of later regulations).

      (j) BASIS ALLOCATIONS. The basis (or cost) of any Partnership Code Section 38 property shall be allocated among the General Partner and the Limited Partners in accordance with Treasury Regulation Section 1.46-3(f)(2)(i). All tax credits shall be allocated among the General Partner and the Limited Partners in accordance with applicable law.

      (k) ADDITIONAL LIMITED PARTNERS. In the event additional Partners are admitted to the Partnership pursuant to the provisions hereof on different dates during any fiscal year, the Profits (or Losses) allocated to the Partners for each such fiscal year shall be allocated among the Partners in proportion to the Partnership Interest each holds from time to time during such fiscal year in accordance with Code Section 706, using any convention permitted by law and selected by the General Partner.

      (l) ALLOCATION TIMING. For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under Code Section 706 and the Treasury Regulations thereunder.


      (m) COMPLIANCE WITH TIMING REQUIREMENTS OF REGULATIONS. In the event the Partnership is "liquidated" within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g):

          (i) distributions shall be made to the General Partner and the Limited Partners who have Positive Capital Accounts in compliance with Treasury Regulation Section
                1.704-1(b)(2)(ii)(b)(2), and

          (ii) if any Partner's Capital Account has a deficit balance (after giving effect to all contributions, distributions, and allocations for all taxable years, including the year during which such liquidation occurs), such Partner shall not contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(3).

      (n) QUALIFIED INCOME OFFSET. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or
1.704-1(b)(2)(ii)(d)(6) ("Unexpected Adjustments"), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the deficit balances in such Partner's capital account created by such Unexpected Adjustments as quickly as possible. Any special allocations of items of income or gain pursuant to this Section shall be taken into account in computing subsequent credits of Profits or Minimum Gain so that the net amount of any items so allocated and the Profits or Losses or Minimum Gain, to the extent possible, be equal to the net amount that would have been allocated to each such Partner if such Unexpected Adjustments had not occurred.

      (o)  ACCOUNTING.

          (i) The fiscal year of the Partnership shall end on the last day of December of each year.

          (ii) The books of account of the Partnership shall be kept and maintained at all times at the principal place of business of the Partnership or at another place or places approved by the General Partner. The books of account shall be maintained according to generally accepted accounting principles, consistently applied, and shall show all items of income and expense.


SECTION 19.  INDEMNITIES.

      (a) The General Partner and its affiliates or agents, employees, directors or officers shall not be liable, responsible or accountable in damages or otherwise to the Partnership or any of the Partners for any act or omission performed or omitted in good faith on behalf of the Partnership and in a manner reasonably believed by it or them to be within the scope of the authority granted to a General Partner by this Agreement and in the best interests of the Partnership, including, but not limited to, errors of judgment, except for bad faith or willful misconduct. For purpose of this provision, any action or omission taken on advice of counsel for the Partnership shall be deemed as having been taken in good faith; provided, however, that the absence of such advice shall not be deemed to constitute evidence of other than good faith.

      (b) The Limited Partners and their affiliates or agents, employees, directors or officers shall not be liable, responsible or accountable in damages or otherwise to the Partnership or any of the Partners for any act or omission performed or omitted in good faith on behalf of the Partnership and in a manner reasonably believed by it or them to be in the best interests of the Partnership, including, but not limited to, errors of judgment. For purposes of this provision, any action or omission taken on advice of counsel shall be deemed in the best interest of the Partnership.

      (c) The Partnership, or its receiver, custodian or trustee, shall (from the assets of the Partnership, no Limited Partner being obligated to contribute to the Partnership for such purpose) indemnify, save harmless and pay all judgments and claims against any Partner, or its affiliates or agents, employees, directors or officers, from and with respect to any liability or damage (including all liabilities under federal and state securities laws) incurred by reason of any action, inaction or decision performed or made in connection with the business of the Partnership, including, but not limited to, errors of judgment, provided that such actions, inactions or decisions were reasonably believed by the Partner, or its affiliates or agents, employees, directors or officers, to be in the best interests of the Partnership and, provided further that, with regard to General Partners, such actions, inactions, or decisions were reasonably believed by the General Partner, or its affiliates or agents, employees, director or officers, to be within the scope of its or their authority under this Agreement. This indemnification shall include the payment of all attorneys' fees and other expenses incurred by the Partner, or its affiliates or agents, employees, directors and officers, in connection with the defense of any such claim made against it or them, including, without limitation, any claim asserted by any Limited Partner individually, as a class action or as a Partnership derivative action.


SECTION 20.  ARBITRATION.

      (a) In the event there should arise any misunderstanding or disagreement between any of the parties as to the compliance with the terms and conditions of this Agreement, or as to whether either party has grounds hereunder entitling it to terminate this Agreement, or any other dispute related to this Agreement including arbitrability of the dispute, it is mutually agreed that such differences, if they cannot be satisfactorily resolved between the parties within thirty (30) days after either party seeking arbitration delivers notice of same to the other party, shall be submitted to a single arbitrator, if the parties agree upon one; otherwise, to a board of three arbitrators, of whom one shall be selected by each party within twenty (20) days after such 30-day period, and a third arbitrator shall be selected by these two selected arbitrators. If one of the parties fails to timely select an arbitrator, the arbitrator that was timely selected shall be the sole arbitrator. If neither party timely selects an arbitrator, the first arbitrator selected thereafter shall be the sole arbitrator, no others being appointed. Where each of the parties timely selects an arbitrator, said arbitrators will have ten (10) days from the end of the twenty (20) day period to select the third arbitrator. In the event the arbitrators are unable to timely agree on the third arbitrator, either party may petition any official of the American Arbitration Association for appointment of the third arbitrator and the parties agree to accept any arbitrator appointed by such official subject to the limitations hereof. Arbitrators must be reasonably independent of the parties and their principals. Persons who are hereby expressly disqualified to serve as arbitrators are principals of the parties, relatives of said principals, employees of the parties or said principals, persons not residing within 100 miles of Tampa, Florida, attorneys, accountants and other business persons having professional or business relationships with the parties or said principals.

      (b) Arbitration shall proceed in accordance with the rules of the American Arbitration Association. The arbitration shall be conducted in Tampa, Florida. The arbitrators shall have all the powers permitted arbitrators under the laws of the State of Florida. The decision and award of such single arbitrator, if only one is used, or any two of such board if three are used, as the case may be, shall be final and binding upon the parties, their heirs, legal representatives, successors and assigns respectively, and shall have the same force and effect as though such decision had been handed down by a court of final jurisdiction. The cost of arbitrator(s) is to be shared equally by the parties. Each party shall be responsible for and shall pay for the expenses of presenting its respective case, including depositions, attorney's fees and costs and witness fees which expenses shall not be subject to award by the arbitrator(s), nor shall such expenses be subject to award by any court or other judicial authority. The parties shall deposit, at the beginning of the arbitration process, with the arbitrator(s) an amount equal to the estimated costs (including arbitrators' time charges) of the total arbitration. Arbitrators' time charges shall be at the same rate for all arbitrators. Each of the parties hereto covenants to abide by any arbitration decision.

      (c) In the event that it becomes necessary for any party to this Agreement to enforce a decision of arbitration through legal proceedings, the parties hereby agree that the Circuit Court for the Thirteenth Judicial Circuit in and for Hillsborough County, Florida, Tampa Division, and the United States District Court for the Middle District of Florida, Tampa Division, shall have exclusive jurisdiction to hear and determine any such matters. Each party hereby expressly submits and consents in advance to such jurisdiction and venue in any action or proceeding whether commenced by or brought against them in either of such Courts. In any such court proceeding the prevailing party shall be entitled to reimbursement of all costs and expenses, which may be reasonably incurred or paid in connection therewith, including without limitation, attorney's fees and costs at the trial court and appellate court levels.


SECTION 21.  MISCELLANEOUS PROVISIONS.

      (a) BINDING PROVISIONS. The covenants and agreements contained herein shall be binding upon and shall inure to the benefit of the heirs, personal representatives, permitted successors and permitted assigns of the respective parties hereto.

      (b) APPLICABLE LAW. This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida. Venue shall be in Hillsborough County, Florida for both arbitration and legal proceedings.

      (c) SEPARABILITY OF PROVISIONS. If any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of, or affect those portions of, this Agreement that are valid.

      (d) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties. This Agreement supersedes any prior agreement or understanding among the parties and may not be modified or amended in any manner other than as set forth herein.

      (e) SECTION TITLES. Section titles are for convenience of reference only and shall not control or alter the meaning of this Agreement as set forth in the text.

      (f) WAIVER OF APPRAISAL. If any individual Partner, if any, shall die, any inventory and appraisement of the property of the Partnership right provided for under Florida law, or any similar provision of law which may be enacted in substitution therefor, is hereby waived by all Partners and the Interest of such Partner in the Partnership shall be settled and disposed of as provided in this Partnership Agreement.

      (g) FURTHER ACTION. Each Partner shall execute and deliver all documents, provide all information and take or forebear from all such action as may be necessary or appropriate to achieve the purposes of this Partnership Agreement.

      (h) REFERENCE TO STATUTORY OR REGULATORY PROVISIONS. All reference to statutory or regulatory provisions shall be deemed to include reference to corresponding provisions of subsequent law or regulation.

      (i) TRIAL BY JURY WAIVER. The Partners waive trial by jury to the extent permitted by law.

      (j) LEGAL REPRESENTATION. The General Partner shall select an attorney or attorneys to represent the Partnership. Individual attorneys for each Partner are not prohibited from representing, and are entitled to represent, the Partnership and each Partner, from time to time, subject to itemization of all charges and strict allocation of those legal services provided to the Partnership and those legal services provided to a Partner. Itemized billings shall be available for review by any Partner. In the event that any dispute arises between or among the Partners, each Partner hereby agrees that any law firm that has rendered or is rendering legal services to the Partnership or HPI (or any affiliate of the Partnership or HPI) may continue such representation of the Partnership or HPI (or any affiliate of the Partnership or HPI), and may represent the Partnership or HPI (or any affiliate of the Partnership or HPI) in such dispute, and each Partner hereby waives any actual or potential future conflict of interest that may arise as a result of such law firm's representation of the Partnership or HPI (or any affiliate of the Partnership or HPI) in connection with any such dispute.


SECTION 22. DEFINED TERMS. The defined terms used in this Agreement shall, unless the context otherwise requires, have the meanings specified in this Section. The singular shall include the plural and the masculine gender shall include the feminine and neuter and vice versa, as the context requires.

      (a) "Act" means the Florida Revised Uniform Limited Partnership Act, as amended.

      (b) "Book Value" means, with respect to any asset of the Partnership, the adjusted basis of the asset for Federal income tax purposes, except as follows:

          (i) The initial Book Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the Partnership;

          (ii) The Book Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by accountants, appraisers or valuation consultants designated by the General Partner in accordance with Code Section 704 and 7701(g) as of the following times:

                (A) Acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimus capital contribution if, at the time of such acquisition, the Partnership assets have appreciated by more than a de minimus amount since acquisition of such Partnership assets;

                (B) The liquidation of a Partner's interest in the Partnership, other than on dissolution of the Partnership, in exchange for more than a de minimus distribution of money by the partnership if, at the time of distribution, the Partnership assets have appreciated by more than a de minimus amount;

                (C) Distribution, other than on dissolution of the Partnership, by the Partnership to a Partner of more than a de minimus amount of Partnership assets other than money, if the Partners reasonably determine that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners; or

                (D) The termination of the Partnership for Federal income tax purposes pursuant to Code Section 708(b)(1), constituting a liquidation of the Partnership within the meaning of Treasury Regulation Section 1.704- 1(b)(2)(ii)(g).

          (iii) The Book Value of any Partnership asset distributed to any Partner shall be the gross fair market value, determined as described above, of such asset on the date of distribution; and

          (iv) If the Book Value of an asset has been determined or adjusted pursuant to Section 22(b)(i) or Section 22(b)(ii) above, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

      (c) "by the Partners" means by vote of a majority in total Interest of the Partners.

      (d) "Capital Account", as to any Partner, means such partner's capital account as provided in Section 2 hereof.

      (e) "Cash Flow from Operations" means the excess of cash revenues of the Partnership over cash payments by the Partnership made in the ordinary course of business, including, but not limited to cash receipts and payments generated by the operations of the business of the Partnership, but determined as follows:

          (i) Depreciation and amortization shall not be considered as a deduction.

          (ii) Principal debt reduction of any liability shall be considered as a deduction.

          (iii) Amounts paid for capital expenditures shall be considered as a deduction, unless paid for by funds provided from insurance or unless provided for by a Capital Contribution.

          (iv) Any amount of compensation, fringe benefit or return on net capital investment paid a Partner, who is acting in a capacity other than as a Partner, pursuant to an employment or other agreement with the Partnership shall be treated as an expense of the Partnership in determining Cash Flow from Operations.

          (v) Any amounts set aside by the Partners for the restoration or creation of reserves in amounts determined by the Partners, to provide for working capital, payment of indebtedness, expenses or contingencies of the Partnership, or in connection with the property of the Partnership shall be excluded.

          (vi) Amounts paid to Torrey pursuant to Section 6(a)(ii)(A) hereof shall be considered as a deduction to the extent considered as an advance against future distributions to Torrey.

          (vii) Cash Flow from Operations shall not include net cash proceeds received by the Partnership from (1) sales and other dispositions of Partnership assets, proceeds of mortgage financing and refinancing, proceeds of condemnation awards, insurance proceeds, and other similar items attributable to capital; or (2) all principal and interest payments with respect to any note or other obligation received by the Partnership in connection with sales and other dispositions of Partnership assets; or (3) sales of easements, rights of way or similar interests; in any such case less any portion which is reinvested, used to pay Partnership expenses, debt payments and fees or is used to establish reserves, all as determined by the General Partner.

      (f) "Certificate of Limited Partnership" means the Certificate of Limited Partnership as originally filed with the Secretary of State of the State of Florida and as amended from time to time.

      (g) "Code" means the United States Internal Revenue Code of 1986, as amended (or any corresponding provision of succeeding law).

      (h) "Development Option Agreement" means the South Florida Development Option Agreement setting forth the rights with respect to the development of restaurants under the Hops System within the Territory.

      (i) "Fiscal Year" means, with respect to the Partnership, the calendar year.

      (j) "General Partner" means Hops of South Florida, Inc., or any successor General Partner or other general partner.

      (k) "Hops System" means the unique system of restaurant development, theme and operation developed and owned by Hops which is, in part, characterized by
(1) the maintenance of uniform high quality standards in connection with the preparation and sale of Hops-approved food and beverage products, (2) the uniform high standards of appearance of the individual restaurant units, (3) the use of distinctive trademarks, service marks, building designs and advertising signs representing a uniformly high quality of product and services, and (4) the undertaking by Hops and its affiliates of the obligation to maintain and enhance the goodwill and public acceptance of the system (and of Hops' trade names, service marks, trademarks) by strict adherence to the high standards required by Hops.

      (l) "Interest," "Limited Partnership Interest," "General Partnership Interest" and "Partnership Interest" means the entire ownership interest (which may, either for its Capital Account or its interest in Profits, Losses, distributable cash flow, etc., be expressed as a percentage) of a Partner at any particular time, including the rights and obligations of such Partner under this Agreement and the Act.

      (m) "Limited Partner" means Hops Partners, Toomy CLN, Inc., and Torrey and any Person who is a Limited Partner at the time of reference thereto, in such Person's capacity as a Limited Partner in the Partnership.

      (n) "Management Agreement" means the Management Agreement dated as of October 7, 1996, by and between Hops of Southeast Florida, Ltd. and Toomy.

      (o) "Negative Capital Account" means, as to a Partner at a point in time, the amount, if any, by which (a) the sum of the aggregate Losses and distributions allocated to such Partner prior to such point in time exceeds (b) the sum of the aggregate Capital Contributions of such Partner, the aggregate operating Profits and gains allocated prior to such point in time to such Partner.

      (p) "Net Capital Investment" means the contributions made pursuant to
Section 2 reduced by distributions of capital.

      (q) "Notice" means a writing, containing the information required by this Agreement or otherwise desired to be communicated to any Person in connection with this Partnership, sent by courier, telecopier, hand delivery or registered or certified mail, return receipt requested, postage prepaid, to such Person at the address of such Person specified in Exhibit 2(a) hereto if such Person is a Partner or as changed by such Partner by Notice hereunder, and if such Person is not a Partner, then at the last known address for such Person; provided, however, that any communication containing the information sent to the Person and actually received by the Person shall constitute Notice for all purposes of this Agreement as of the date of receipt by the Person. Each such notice shall be deemed delivered:

          (i)   on the date delivered to the said address if by hand delivery,

          (ii) on the date upon which it is transmitted by telecopier, if sent by telecopier, to the proper telephone fax number of the recipient, and

          (iii) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed by registered certified mail.

      (r) "Profits or Losses" for any Fiscal Year or other period shall mean the taxable income or loss of the Partnership for such year as determined for Federal income tax purposes, in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be separately stated pursuant to Code Section 703(a)(1) shall be included in taxable income or loss) with the following adjustments:

          (i) Any income of the Partnership that is exempt from Federal income tax shall be added to such taxable income or loss;

          (ii) Gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for Federal income tax purposes shall be computed with reference to the Book Value of the property disposed of;

          (iii) In lieu of the depreciation, amortization and other cost recovery deduction taken into account in computing such taxable income or loss, Depreciation shall be taken into account for such fiscal year.

          (iv) Any expenditure of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv) and not otherwise taken into account in computing Profits and Losses shall be subtracted from such taxable income or loss;

          (v) In the event the Book Value of any Partnership asset is adjusted pursuant to the provisions hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

          (vi) Notwithstanding the foregoing, any items which are specially allocated shall not be taken into account in computing Profits or Losses; and

          (vii) Any amount of compensation, fringe benefit or return on net capital investment paid to a Partner for any Fiscal Year pursuant to an employment or other agreement with the Partnership shall be treated as an expense of the Partnership in computing Profits or Losses for such Year.

      (s) "Partner" or "Partners" mean each and every General Partner, Limited Partner, Substitute General Partner, Substitute Limited Partner, Additional Limited Partner, Additional General Partner, Successor General Partner, Successor Limited Partner and Special Limited Partner.

      (t) "Partnership" means the Limited Partnership formed hereby, as said Limited Partnership may from time to time be constituted.

      (u) "Person" means any individual, partnership (other than this Partnership), corporation, trust or other entity.

      (v) "Positive Capital Account" means, as to a Partner at any point in time, the amount, if any, by which (1) the sum of the aggregate Capital Contributions of such Partner, the aggregate Profits and gains allocated prior to such point in time to such Partner exceeds (2) the sum of aggregate Losses, losses and distributions allocated prior to such point in time to such Partner.

      (w) "Prime Rate" means the rate of interest published in the Wall Street Journal as the base rate on corporate loans at large U.S. money center commercial banks.

      (x) "Reserves" means all Partnership reserves established for reasonable Partnership purposes, including, but not limited to, accrued or deferred expenses and other working capital needs, improvements, contingent liabilities, taxes and purchases.

      (y) "Territory" means that geographic territory described in the Development Option Agreement.


                      [SIGNATURE BLOCKS ON FOLLOWING PAGE]

      IN WITNESS WHEREOF, the General Partner and the Limited Partners have executed this Limited Partnership Agreement effective as of the filing of the Certificate of Limited Partnership. The execution by the undersigned constitutes an affirmation under penalties of perjury that the facts stated herein are true.

                               HOPS OF SOUTH FLORIDA, INC.,
                                   a Florida corporation


                               By:  /s/ DAVID L. MASON
                                  ----------------------------
                                    David L. Mason, President

                                    "GENERAL PARTNER"


                               HOPS PARTNERS, INC.,
                                   a Florida corporation


                               By:  /s/ DAVID L. MASON
                                  ---------------------------
                                    David L. Mason, President

                                    "HPI"


                               TOOMY CLN, INC.,
                                   a Florida corporation


                               By:  /s/ KEVIN TOOMY
                                  ---------------------------
                                    Kevin Toomy, President

                                    "TC"


                               KEVIN TORREY


                                 /s/ KEVIN TORREY
                               ------------------------------
                               Kevin Torrey, individually

                                    "LIMITED PARTNERS"

                           EXHIBIT 2(A)


GENERAL PARTNER:

=========================================================================
                                  Capital
      NAME AND ADDRESS          Contribution  % of Profits  % of Losses
-------------------------------------------------------------------------
Hops of South Florida, Inc.        $10.00         1.0%          1.0%
3030 N. Rocky Point Drive West
Suite 650
Tampa, Florida 33607
=========================================================================


LIMITED PARTNERS:

=========================================================================
                                  Capital
     NAMES AND ADDRESSES        Contribution   % of Profits % of Losses
-------------------------------------------------------------------------
Hops Partners, Inc.               $490.00         74.0%        74.0%
3030 N. Rocky Point Drive West
Suite 650
Tampa, Florida 33607
-------------------------------------------------------------------------
Toomy CLN, Inc.                   $390.00         15.0%        15.0%
7701 Newport Lane
Parkland, Florida  33067
-------------------------------------------------------------------------
Kevin Torrey                      $100.00         10.0%        10.0%
627 Tropical Breeze Way
Tampa, Florida  33602
=========================================================================